Exhibit 99.1

ZAYO GROUP ANNOUNCES AMENDMENT AND RE-PRICING OF CREDIT AGREEMENT

Company Expects to Save Approximately $30 Million of Annual Cash Interest Payments

LOUISVILLE, CO– October 5, 2012 – Zayo Group announces it has successfully completed the amendment of its credit agreement, including the re-pricing of both its term loan and revolving credit facility.

The $1.6 billion Term Loan Facility will bear interest at LIBOR plus 4.00 percent, with a minimum LIBOR rate of 1.25 percent, and was priced at par. Its revolving credit facility remains undrawn and will bear interest at LIBOR plus 3.50 percent based on the current leverage level. As a result of the re-pricing, Zayo expects to save approximately $30 million of annual cash interest payments.

In addition, the company amended certain terms and provisions of its credit agreement, including increasing its incremental capacity, removing any leverage limitations on future acquisitions and reducing the revolving credit facility by $25 million to $225 million.

The closing of the transaction is scheduled to be completed on October 5, 2012.

Morgan Stanley and Barclays Capital served as joint bookrunners on the term loan re-pricing and SunTrust acted as the agent on the revolving credit facility.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro, national, international and fiber-to-the-tower networks. With the FiberGate acquisition, Zayo’s network assets include approximately 65,000 route miles, covering 45 states plus Washington, D.C. Additionally, Zayo has over 136,000 billable square feet of colocation space and approximately 9,000 on-net buildings, including 500+ data centers, 500+ Points-of-Presence (POPs), and 2,500+ cell towers.

For Zayo media inquiries, please contact:

Jaymie Scotto & Associates

+1.866.695.3629

pr@jaymiescotto.com